UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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ACACIA RESEARCH CORPORATION
(Name of Registrant as Specified in Its Charter)

SIDUS INVESTMENT PARTNERS, L.P.

SIDUS DOUBLE ALPHA FUND, L.P.

SIDUS DOUBLE ALPHA, LTD.

SIDUS ADVISORS, LLC

SIDUS INVESTMENT MANAGEMENT, LLC

MICHAEL J. BARONE

ALFRED V. TOBIA JR.

BLR PARTNERS LP

BLRPART, LP

BLRGP INC.

FONDREN MANAGEMENT, LP

FMLP INC.

BRADLEY L. RADOFF

CLIFFORD PRESS

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Sidus Investment Management, LLC and BLR Partners LP, together with the other participants named herein (collectively, “Sidus”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of Sidus’ slate of highly qualified director nominees to the Board of Directors of Acacia Research Corporation, a Delaware corporation (the “Company”), at the Company’s upcoming 2018 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

Item 1: On May 15, 2018, Sidus issued the following press release, which includes the full text of a letter that Sidus is mailing to the Company’s stockholders:

Sidus Investment Management and BLR Partners Launch Campaign to Rescue Acacia Research Corporation from Massive Value Destruction and Abysmal Corporate Governance

Acacia Has Woefully Underperformed, with the Stock Down Nearly 87% over the Past 5 Years – Resulting in Major Stockholder Value Destruction

Believe Executive Chairman Louis Graziadio and Director Frank Walsh Bear Responsibility and Should be Held Accountable for Acacia’s Underperformance, Terrible Corporate Governance Practices and Lack of Board Independence

Question Why Mr. Graziadio Received Nearly $2.5 Million in Aggregate Compensation in Fiscal Year 2016, Despite not Being an Employee of the Company

Launch www.RescueAcacia.com

Urge Stockholders to vote on the BLUE Proxy Card to Elect Clifford Press and Alfred V. Tobia Jr. to Ensure Stockholders’ Best Interests are Represented and Bring Accountability to the Boardroom

NEW YORK, May 15, 2018 – Sidus Investment Management, LLC and BLR Partners LP (together, "Sidus," "we" or "us"), collectively one of the largest stockholders of Acacia Research Corporation ("Acacia" or the "Company") (NASDAQ: ACTG), with aggregate ownership of approximately 4.6% of the Company's outstanding shares, today sent a letter to stockholders in connection with their nomination of Clifford Press and Alfred V. Tobia Jr. to the Board of Directors (the “Board”) at the upcoming 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”), scheduled to be held on June 14, 2018. Sidus also announced the launch of www.RescueAcacia.com, dedicated to the election of its two highly-qualified stockholder representatives.

The full text of the letter follows:

May 15, 2018

Dear Fellow Acacia Stockholders:

We collectively beneficially own approximately 4.6% of the outstanding shares of Acacia, making us one of the Company's largest stockholders. Despite our very significant ownership position, our repeated attempts to privately address our concerns with the Company in a constructive manner have been fruitless. Unfortunately, the incumbent Board and management team rebuffed our efforts, leaving us with no choice but to nominate two highly-qualified independent stockholder representatives, Alfred V. Tobia Jr. and Clifford Press, for election at the upcoming 2018 Annual Meeting.

Our concerns with Acacia’s governance and strategic direction have coincided with the appointment of G. Louis Graziadio, III as Executive Chairman of the Board on August 1, 2016 and the subsequent shift in Acacia’s business model. In fact, since his appointment as Executive Chairman, Acacia’s stock price has declined by approximately 41% while the NASDAQ Composite Index has appreciated by approximately 36%.1

Moreover, since Mr. Graziadio’s long-term business associate, Frank E. Walsh, III, was appointed to the Board in April 2016, Acacia’s corporate machinery has been manipulated such that 57% of the current directors have been hand-picked by the incumbent Board and never elected by stockholders. Even worse, it appears that the appointments of these unelected directors – James Sanders, Frank Walsh, Joseph Davis and Paul Falzone – are all directly linked to Mr. Graziadio

In a rare confluence of circumstances because of Acacia’s classified Board structure, Mr. Graziadio and Mr. Walsh are up for election together at the upcoming 2018 Annual Meeting. This presents a unique opportunity for stockholders to right the ship at Acacia by returning the enclosed BLUE proxy card and electing Alfred V. Tobia Jr. and Clifford Press.

In our view Mr. Press and Mr. Tobia would bring valuable corporate governance experience and technology investing expertise – and a stockholder-driven mindset, which the Board sorely needs if stockholder value is to be restored.

As you consider the important decision you face at the 2018 Annual Meeting, we ask that you keep in mind the following points:

Acacia Stockholders Have Suffered Catastrophic Losses
Over All Relevant Periods

Acacia has substantially underperformed over the past 1-, 3-, 5-, and 10-year periods, resulting in devastating stockholder value destruction.

1-, 3- and 5-Year Total Shareholder Return2

	1-Year	3-Year	5-Year	10-Year
ACTG	-34.4%	-65.0%	-86.6%	-32.4%
NASDAQ Composite Index	22.2%	49.5%	130.2%	249.2%
NASDAQ-100 Technology Sector Index	29.1%	85.9%	197.0%	319.4%

Underperformance v. NASDAQ Composite	-56.6%	-114.5%	-216.8%	-281.6%
Underperformance v. NASDAQ Technology	-63.5%	-150.9%	-283.6%	-351.8%

Acacia raised hundreds of millions of dollars from stockholders with the intent to build a patent business, but its scattershot “strategy” has failed.

Stockholders of public companies are entitled to expect a basic governance framework – an independent and prudent board of directors overseeing a well-qualified CEO executing a clearly articulated business strategy. These are things Acacia lacks under the leadership of Executive Chairman Louis Graziadio. It is time to end the waste of stockholder money under the incumbents and elect proven and responsible Board members.

1 Bloomberg, calculated as of April 4, 2018.

2 Bloomberg, calculated as of April 4, 2018.

Acacia’s Board is Dominated by Unelected Individuals with Ties to
Mr. Graziadio and Has Failed to Protect Stockholders

In the face of overwhelming evidence – such as the lack of any succession planning or Board processes that have led to Acacia having no CEO for nearly two years, and a Board consisting of over 50% of unelected directors that can be tied directly back to Mr. Graziadio (among the many of the Company’s corporate governance shortcomings) – Mr. Graziadio continues to deny our assessment of Acacia’s poor corporate governance and “strongly disagrees” there is an issue. This should be alarming for Acacia’s stockholders. Mr. Graziadio’s strong disagreement with our assessment of Acacia’s corporate governance, an assessment which is shared by leading independent proxy advisory firms, indicates to us that he is committed to perpetuating these deeply troubling, stockholder-unfriendly practices.

Under the current leadership team, Acacia’s corporate machinery has been manipulated such that in a little over two years, four directors have been hand-picked by the incumbent Board and never elected by Acacia stockholders. Even worse, it appears that the appointments of all four of these unelected directors – James Sanders, Frank Walsh, Joseph Davis and Paul Falzone – are tied directly to Mr. Graziadio.

Mr. Sanders’ relationship with Mr. Graziadio goes back for at least two decades, having served as a vice president, secretary or general counsel of various Graziadio-controlled entities since 1998. Mr. Sanders also serves as a Trustee of the Graziadio Family Trust. What is he doing on this Board and what are his qualifications?

Mr. Walsh’s ties to Mr. Graziadio include serving together on the board of directors of World Point Terminals Inc. (where they both continue to serve as directors today). With respect to Messrs. Davis and Falzone, the Company’s proxy statement discloses that they were both introduced to the Company by Mr. Graziadio.

We find all of this deeply troubling, but not surprising, considering that the Nominating and Governance Committee has held just one meeting per year for at least the past ten years and to our knowledge has not hired an executive search consultant or taken other standard steps to recruit qualified candidates. How can the Nominating and Governance Committee identify and vet highly qualified director candidates if that is the extent of its engagement? To us, it appears that the Nominating and Governance Committee has allowed Mr. Graziadio to stack the Board with personal acquaintances rather than identify directors by acceptable means, whether with the assistance of a recognized search firm or otherwise.

The inactivity of the Nominating and Governance Committee could, in our view, help explain the Company’s lack of a Chief Executive Officer. According to its Charter, one of the responsibilities of the Nominating and Governance Committee is to review “the succession plans relating to positions held by senior executives, and make recommendations to the Board regarding the selections of individuals to fill these positions.” Upon the departure of the previous CEO on December 21, 2015, the Company announced that “The Board of Directors has commenced a search for a permanent Chief Executive Officer to replace Mr. Vella and will engage an independent executive search firm to assist in the process.”3

3 Acacia Form 8-K filed on December 23, 2015.

Now, nearly two and a half years later, the CEO position remains unfilled and we question whether a search process ever truly began.

Mr. Graziadio Has Stacked the Board with Known Associates and is
Engaging in Egregious Compensation Schemes that are Detrimental to Stockholders

It appears to us that Mr. Graziadio, aided by an increasingly submissive Board of his own choosing, has taken a series of actions that are detrimental to stockholders and that have led to a collapse in the stock price.

Specifically, as Executive Chairman of Acacia, Mr. Graziadio arranged for the Company to make payments to Second Southern Corp. ("Second Southern"), a company wholly owned by Mr. Graziadio, where he currently serves as both President and CEO, as "reimbursement" for its costs and expenses (including personnel, facilities and supplies) incurred in connection with Mr. Graziadio's performance of his duties.

Given that Pearl Meyer, the Company's compensation consultant, recommends as best practices that companies “[a]dopt a policy stating a director or a director's firm should not be hired to provide professional or financial services to a corporation where he/she serves on the [b]oard,”4 we question whether such an arrangement with Second Southern was supported or approved by the Company's compensation consultant. We continue to struggle to comprehend how Mr. Graziadio obtained $2,417,426 in aggregate compensation in fiscal year 2016 despite not being an employee of the Company.

Even more alarming than this, Mr. Graziadio implemented, and still defends, the “Profits Interest Plan” scheme called AIP which provides additional compensation to certain of the Company’s directors and officers and enables him and Mr. Walsh to receive direct participation in hand-picked assets of Acacia in addition to receiving stock options on Acacia as a whole. We do not believe that it is appropriate for stockholders to take the risk of loss on the capital invested while insiders receive a significant percentage of the upside if it succeeds. We are not aware of any other use of such an arrangement in a public company and have been told by numerous compensation consultants that they oppose such practices.

Mr. Graziadio is also currently the CEO of another penny stock and has acted contrary to stockholders’ best interests before. While serving as Executive Chairman of Acacia, he has also been President, Chief Executive Officer and Chairman of the Board of Directors of BOSS Holdings, Inc. since June 1996. In 2010, BOSS Holdings was deregistered and ceased filing public statements, and thereafter traded on the “Pink Sheets.” Many minority stockholders were cashed out without a premium and those who remain are deprived of a ready market to trade their stock.

Acacia Has Worst-in-Class Corporate Governance and has
Increasingly become Closed-Off to its Stockholders

For far too long, Acacia stockholders have been deprived of some of the basic structures that typically characterize a public company, such as effective, independent oversight of management. This has resulted in a serious breakdown in appropriate checks and balances.

4 IDPN Advocate & Connect Webinar: A discussion on board earnings & trends on Director Compensation with Pearl Meyer. May 16, 2017.

Despite receiving a Governance Risk Score of 9 (indicating nearly the highest level of governance risk) from Institutional Shareholder Services (“ISS”) in each of the last four years, the Company has made no perceptible effort to institute improved governance and oversight practices. To the contrary, Acacia has become increasingly closed-off to stockholders, taking steps including:

➢	No longer participating in broker-sponsored research conferences or non-deal road shows
➢	Neglecting to provide any updates around its purported CEO search process (announced in 2015)
➢	No longer answering questions on quarterly earnings calls
➢	No longer issuing investor presentations

It’s not surprising that the number of sell side analysts covering the Company has dropped from five a few years ago to only two now. We believe Acacia’s refusal to effectively communicate with the investing public has resulted in loss of analyst coverage and loss of investor interest.

Rather than returning the benefits of its patent portfolio to stockholders, Acacia is funneling cash into investments outside of its core competency. Insiders collect fees from investments and have set up a structure (AIP) that allows them to siphon value from investments.

Our Nominees Will Drive Positive Change at Acacia and Will Serve
Stockholder Interests Not Graziadio Interests

Change is urgently needed at Acacia. We have nominated two highly-qualified director candidates – Alfred V. Tobia Jr. and Clifford Press, to replace Messrs. Graziadio and Walsh on the Board in order to drive improved stockholder value creation. It is critical that stockholders have an opportunity to elect independent directors of their own choosing who are unequivocally committed to representing stockholders’ best interests and improving the Company’s dismal corporate governance practices.

Alfred V. Tobia Jr. has a 30-year record as an equity research analyst and investor with broad expertise in the technology sector and demonstrated ability to create value.

Mr. Tobia’s significant technology and investing experience includes:

➢	Co-founded Sidus Investment Management with Michael Barone, achieving 9.6% annualized net compound return to investors to date. Over the past 18 years, Sidus has outperformed the NASDAQ Composite Index by 6.1% annualized.
➢	Senior Managing Director at Montgomery Securities, Nations Bank and Bank of America covering Data Networking and Telecommunications sectors, which resulted in his inclusion on The Wall Street Journal’s All Star Team.
➢	Director at Wertheim Schroeder covering PC and Entertainment Software, CAD/CAM, PC Software, Data Networking and Technology Special Situations, which also resulted in his inclusion on The Wall Street Journal’s All Star Team.
➢	Equity Research Analyst at Mabon Nugent covering Data Processing, Defense Technical Services, Mainframe Hardware and Software, PC Software, CAD/CAM and Entertainment Software.

Mr. Tobia’s company engagements include:

➢	APAC Customer Services Inc. (“APAC”)
o	Sidus publicly opposed Chairman Ted Schwartz’s $1.61/share takeover bid for APAC in February 2009.
o	Mr. Tobia worked with management to form a Special Committee and demonstrate the inadequacy and self-interest of Schwartz’s price. At the time, Schwartz was Chairman of the Board and a 45% stockholder of APAC.
o	The Special Committee rejected the bid as inadequate. APAC was subsequently sold to One Equity Partners in July 2011 for $8.55/share (a 431% premium to Schwartz’s initial bid) after engaging in an open and compliant sale process.
➢	Harte Hanks, Inc. (“HHS”)
o	Since Mr. Tobia joined the board in July 2017, the company’s executive compensation has been restructured (including change of control provisions), a new CFO has been brought in, and the balance sheet has been cleaned up.
o	HHS stock is up roughly 25% since Mr. Tobia’s first board meeting on 8/16/17.

Clifford Press has extensive corporate governance experience and a demonstrated record of driving positive results at public companies where he has served on the board as a stockholder nominee.

The following case studies illustrate how Mr. Press has driven positive change at companies where he was a single appointee of a stockholder when joining the board.

➢	On January 31, 2008, Mr. Press was appointed to the board of Coherent, Inc. (“COHR”). When Mr. Press left the board in November 2009, Coherent had gone through two rounds of business process restructuring and returned over $220 million to stockholders through buybacks and its stock price was $26.06, up from $14.43 in March 2009. COHR’s stock continued to appreciate after Mr. Press left the Board, and within six months had traded up to $35.77. In the five-year period following Mr. Press’s involvement COHR generated a return of 122%.

➢	On December 23, 2011, Mr. Press joined the Board of SeaBright Holdings, Inc. (“SBX”) when the stock was at $7.26 after steadily declining over the past five years. Shortly after, the company initiated a sale process which was concluded eight months later at a value of $11.11, generating a return of 53%.

➢	On February 2, 2016, Mr. Press joined the board of Newcastle Investment Corporation, now Drive Shack (“DS”) with the stock at $3.46. On December 21, 2017, the company successfully negotiated to buy out its external management contract and internalized management. The stock now trades at $4.99, up 44% from when Mr. Press joined the board.

➢	Mr. Press was appointed to the Quantum Corporation (“QTM”) board on April 1, 2016. Mr. Press led a complete reconstitution of the board, including the replacement of all 9 incumbent directors by May 4, 2017, and QTM hired a new CEO on January 16, 2018.

➢	Mr. Press joined the board of Stewart Information Services Corporation (“STC”) and was appointed Chairman of the Nominating and Corporate Governance Committee in October 2016 and led the selection of two new highly qualified directors. In November 2017, STC announced that it was exploring strategic alternatives and on March 19, 2018 STC announced its sale to Fidelity National Financial for $1.2 billion.

If elected to the Board, our nominees would act immediately to rectify the severe corporate governance failings at Acacia and would also work to identify the risks of the Company’s business and put in place appropriate business processes to drive future value creation.

Sidus has launched a website, www.rescueacacia.com, dedicated to the election of its two highly qualified independent stockholder representatives, which contain our other publicly filed investor materials, including our prior open letter to stockholders dated May 4, 2018.

###

The upcoming 2018 Annual Meeting scheduled for June 14, 2018 is a critical opportunity for Acacia stockholders to remove Messrs. Graziadio and Walsh from the Board and elect responsible representatives of their own choosing who have demonstrated expertise correcting governance failures.

The time for change is now – We do not want any more money to be lost.

Sidus urges all stockholders to vote the BLUE proxy card today! Only your latest dated proxy card counts.

Sincerely,

Sidus Investment Management, LLC and BLR Partners LP

Contacts

Investors:

John Ferguson

Saratoga Proxy Consulting LLC, (212) 257-1311

Clifford Press / Alfred V. Tobia Jr.

(212) 277-5635 / (212) 751-6644

Media:

Sloane & Company

Joe Germani / Kristen Duarte, 212-486-9500

jgermani@sloanepr.com / kduarte@sloanepr.com

Item 2: On May 15, 2018, Sidus launched a website to communicate with the Company’s stockholders. The website address is www.rescueacacia.com. The following materials were posted by Sidus to www.rescueacacia.com:

Rescue Acacia

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STOCKHOLDER INFORMATION

Press Release - Sidus & BLR Launch Campaign - Letter to Stockholders - May 15	May 15	DOWNLOAD PDF
Press Release - Open Letter to Acacia Stockholders	May 4	DOWNLOAD PDF
Definitive Proxy Statement	May 3	DOWNLOAD PDF
Press Release - Sidus & BLR Send Letter to Acacia Board	April 10	DOWNLOAD PDF
Press Release - Sidus & BLR Comment on Unilateral Director Appointments by Acacia	April 3	DOWNLOAD PDF
Press Release – Sidus & BLR Issue Statement in Response to Acacia	March 21	DOWNLOAD PDF
Press Release – Sidus & BLR Issue Letter to Stockholders of Acacia	March 20	DOWNLOAD PDF

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